                                                                      EXHIBIT 11

                STATEMENTS RE: COMPUTATION OF PER SHARE EARNINGS

              TRANSITIONAL HOSPITALS CORPORATION AND SUBSIDIARIES

                                               YEARS ENDED NOVEMBER 30,
                                         --------------------------------------
                                            1996          1995         1994
                                         -----------  ------------  -----------
Primary:
Average shares outstanding during the
 period.................................  43,942,000    43,642,000   43,465,000
  (a) Stock options granted to employees
      and unpaid portion of shares
      issued to employees for exercise
      of stock options, based on the
      treasury-stock method using
      average market price..............          **             *            *
                                         -----------  ------------  -----------
       TOTAL............................  43,942,000    43,642,000   43,465,000
                                         ===========  ============  ===========
Net income (loss)....................... $(5,352,000) $(41,632,000) $10,220,000
                                         ===========  ============  ===========
Earnings (loss) per share............... $     (0.12) $      (0.95) $      0.24
                                         ===========  ============  ===========
Fully diluted:
Average shares outstanding during the
 year...................................  43,942,000    43,642,000   43,465,000
  (a) Stock options granted to employees
      and unpaid portion of shares
      issued to employees for exercise
      of stock options, based on the
      treasury-stock method using the
      year-end market price, if higher
      than average market price.........          **             *            *
                                         -----------  ------------  -----------
       TOTAL............................  43,942,000    43,642,000   43,465,000
                                         ===========  ============  ===========
Net income (loss)....................... $(5,352,000) $(41,632,000) $10,220,000
                                         ===========  ============  ===========
Earnings (loss) per share............... $     (0.12) $      (0.95) $      0.24
                                         ===========  ============  ===========
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*  As the dilutive common stock equivalents are less than 3% of the weighted average outstanding shares, they have not been included in the 1994 computation of earnings per share as shown in the Consolidated Statement of
   Operations and Five Year Summary of Selected Financial Data.
** The impact of stock options is excluded from earnings (loss) per share as the impact of stock equivalents is anti-dilutive.